Exhibit 2(b).1.2
SUPPLEMENTARY PROSPECTUS DATED 26 AUGUST 2005
National Grid plc
(incorporated with limited liability in England and Wales on 11 July 2000 under registered number 4031152)
National Grid Electricity Transmission plc
(incorporated with limited liability in England and Wales on 1 April 1989 under registered number 2366977)
Euro 6,000,000,000
Euro Medium Term Note Programme
This Supplement (the “Supplement”) to the Prospectus (the “Prospectus”) dated 18 August 2005 which comprises a base prospectus for each of National Grid plc (“National Grid”) and National Grid Electricity Transmission plc (“NGET”) (each an “Issuer” and together, the “Issuers”), constitutes (i) a supplementary prospectus in respect of the base prospectus for National Grid for the purposes of Section 87G of the Financial Services and Markets Act 2000 (the “FSMA”) with regard to National Grid and (ii) with the exception of information contained in this Supplement which relates to National Grid, a supplementary prospectus (the “NGET Supplement”) in respect of the base prospectus for NGET for the purposes of Section 87G of the FSMA with regard to NGET and is prepared in connection with the Euro Medium Term Note Programme (the “Programme”) established by National Grid and NGET. Terms defined in the Prospectus have the same meaning when used in this Supplement.
This Supplement is supplemental to, and should be read in conjunction with, the Prospectus and any other supplements to the Prospectus issued by the relevant Issuer.
National Grid accepts responsibility for the information contained in this Supplement. To the best of the knowledge of National Grid (having taken all reasonable care to ensure that such is the case) the information contained in this Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
NGET accepts responsibility for the information contained in the NGET Supplement. To the best of the knowledge of NGET (having taken all reasonable care to ensure that such is the case) the information contained in the NGET Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
To the extent that there is any inconsistency between (a) any statement in this Supplement and (b) any other statement in, or incorporated by reference in, the Prospectus, the statements in this Supplement will prevail.
Save as disclosed in this Supplement, no significant new factor, material mistake or inaccuracy relating to information included in the Prospectus has arisen or been noted, as the case may be, since the publication of the Prospectus.

Amendment to the Terms and Conditions:
The Terms and Conditions of the Instruments have been amended pursuant to a Supplemental Trust Deed between the Issuers and the Trustee dated 26 August 2005 by the addition of the following paragraph as a new Condition 4.6:
“4.6 Redemption for Index Reasons

If either (i) the Index Figure for three consecutive months is required to be determined on the basis of an Index Figure previously published as provided in Condition 4.3(ii)(2) and the Trustee has been notified by the Calculation Agent that publication of the Index has ceased or (ii) notice is published by Her Majesty’s Treasury, or on its behalf, following a change in relation to the Index, offering a right of redemption to the holders of the Reference Gilt, and (in either case) no amendment or substitution of the Index shall have been advised by the Indexation Adviser to the Issuer and such circumstances are continuing, the Issuer may, upon giving not more than 60 nor less than 30 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their principal amount together with interest accrued but unpaid up to and including the date of redemption (in each case adjusted in accordance with Condition 4.2).”